As filed with the Securities and Exchange Commission on March 19, 2014

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
(Amendment No. 7)
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BioLife Solutions, Inc.
(Exact name of registrant as specified in its charter)

Delaware	3845	94-3076866
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3303 Monte Villa Parkway
Bothell, Washington 98021
(425) 402-1400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Daphne Taylor
Chief Financial Officer
3303 Monte Villa Parkway
Bothell, Washington 98021
(425) 402-1400
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Christopher L. Doerksen
Kimberley R. Anderson
Dorsey & Whitney LLP
701 Fifth Avenue, Suite 6100
Seattle, Washington 98104

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement becomes effective

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. (Check one):

Large Accelerated Filer ☐	Accelerated Filer ☐	Non-Accelerated Filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☑

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)	Amount of registration fee
Units, each consisting of one share of common stock, $0.001 par value and one common stock warrant (2)
Shares of common stock included as part of the units (3)	15,000,000	1,932
Common stock warrants included as part of the units
Shares of common stock acquirable upon exercise of the common stock warrants(3)	16,569,767	2,135
TOTAL	$31,569,767	$4,067	(4)
__________

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.  Includes estimated proceeds from the exercise of the common stock warrants.

(2)	No fee pursuant to Rule 457(g) under the Securities Act of 1933, as amended.
(3)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(4)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended (the “Securities Act”), or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 7 has been filed for the sole purpose of amending Part II, Item 16, to include a new version of Exhibit 5.1.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table lists the costs and expenses payable by the Company in connection with the offering of securities covered by this prospectus, other than any sales commissions or discounts.  All amounts shown are estimates except for the SEC registration fee and the FINRA filing fee, and all of the fees and expenses will be borne by the Company.

Amount
Securities and Exchange Commission registration fee	$4,067
FINRA filing fee	5,236
Legal fees and expenses	400,000
NASDAQ listing fee	50,000
Accounting fees and expenses	25,000
Printing and engraving expenses	5,000
Travel and miscellaneous expenses	160,000
Total	$649,303

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law, or Delaware law, inter alia, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145. We maintain policies insuring our officers and directors against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act.

Our certificate of incorporation and bylaws require us to indemnify our directors to the fullest extent permitted under Delaware law or any other applicable law in effect, but if such statute or law is amended, we may change the standard of indemnification only to the extent that such amended statute or law permits us to provide broader indemnification rights to our directors. We must indemnify such officers and employees in the same manner and to the same extent that we are required to indemnify our directors under our certificate of incorporation and bylaws. Our certificate of incorporation limits the personal liability of a director to us or our stockholders to damages for breach of the director’s fiduciary duty. Pursuant to indemnification agreements we entered into with each of our directors, we are further required to indemnify our directors to the fullest extent permitted under Delaware law and our bylaws; provided that each such director shall enjoy the greater of (i) the advancement and indemnification rights permitted under our certificate of incorporation and bylaws for directors and officers as of the date of such indemnification agreement or (ii) the benefits so afforded by amendments thereto.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

On November 15, 2013, we entered into an agreement with a consultant in which we agreed to issue the consultant, as partial compensation for services, $20,000 worth of our common stock per month, distributed quarterly, calculated using our stock price at the end of the quarter. As at February 14, 2014, we had not received an invoice from the consultant and had not issued any shares of our common stock pursuant to this agreement.

On September 16, 2013, we issued an additional 22,321 common shares to an investor in exchange for $25,000 as a result of a warrant exercise.

On February 11, 2013, we issued an additional 25,419 common shares to a former employee in exchange for $25,458 as a result of an option exercise.

The foregoing transactions were exempt from registration pursuant to Section 4(a)(2) of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)           Exhibits.

The exhibits filed with this Registration Statement are set forth on the “Exhibit Index” set forth elsewhere herein.

ITEM 17. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5) To supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(6) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(7) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bothell, State of Washington, on this 19th day of March, 2014.

BIOLIFE SOLUTIONS, INC.

By:	/s/ Michael Rice
Michael Rice
Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael Rice	Chief Executive Officer (Principal Executive Officer) and Director	March 19, 2014
Michael Rice

/s/ Daphne Taylor	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 19, 2014
Daphne Taylor

*	Chairman of the Board	March 19, 2014
Raymond Cohen

*	Director	March 19, 2014
Andrew Hinson

*	Director	March 19, 2014
Joseph Schick

*	Director	March 19, 2014
Rick Stewart

* /s/ Michael Rice
Michael Rice, attorney-in-fact

EXHIBIT INDEX
The following exhibits are filed as part of, or incorporated by reference into this registration statement:

Exhibit	Description
1.1 *	Form of Placement Agent Agreement
3.1	Amended and Restated Certificate of Incorporation of BioLife Solutions, Inc. (included as Exhibit 4.1 to the Registration Statement on Form S-8 filed on June 24, 2013)
3.2	Amended and Restated Bylaws of BioLife Solutions, Inc., effective April 25, 2013 (included as Exhibit A to the Registrant’s Definitive Information Statement on Schedule 14C filed March 27, 2013)
4.1	Specimen Common Stock Certificate (included as Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed February 12, 2014)
4.2 *	Form of Warrant
5.1	Opinion of Dorsey & Whitney LLP
10.1	1998 Stock Option Plan, as amended through September 28, 2005 (included as Exhibit 4.3 to the Registration Statement on Form S-8 filed on June 24, 2013)
10.2
Employment Agreement dated July 26, 2006 between the Company and Michael Rice (included as Exhibit 10.3 to the Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006 filed on April 2, 2007)

10.3
Addendum to Employment Agreement dated February 7, 2007 between the Company and Michael Rice (included as Exhibit 10.4 to the Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007 filed April 1, 2008)

10.4
Manufacturing Service Agreement dated October 26, 2007 between the Company and Bioserv, Inc., a division of NextPharma Technologies, Inc. (included as Exhibit 10.26 to the Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007 filed April 1, 2008)

10.5
Storage Services Agreement dated October 26, 2007 between the Company and Bioserv, Inc., a division of NextPharma Technologies, Inc. (included as Exhibit 10.25 to the Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007 filed April 1, 2008)

10.6
Order Fulfillment Services Agreement dated October 26, 2007 between the Company and Bioserv, Inc., a division of NextPharma Technologies, Inc. (included as Exhibit 10.23 to the Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007 filed April 1, 2008)

10.7
Lease Agreement dated August 1, 2007 for facility space 3303 Monte Villa Parkway, Bothell, WA 98021 (included as Exhibit 10.27 and Exhibit 10.29 to the Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007 filed April 1, 2008)

10.8
Consulting Agreement dated November 15, 2007 between the Company and Roderick de Greef (included as Exhibit 10.28 to the Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007 filed April 1, 2008)

10.9
Secured Convertible Multi-Draw Term Loan Facility Agreement dated January 11, 2008, between the Company and Thomas Girschweiler (included as Exhibit 10.21 to the Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007 filed April 1, 2008)

10.10
Secured Convertible Multi-Draw Term Loan Facility Agreement dated January 11, 2008, between the Company and Walter Villiger (included as Exhibit 10.22 to the Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007 filed April 1, 2008)

10.11
First Amendment to the Secured Convertible Multi-Draw Term Loan Facility Agreement dated October 20, 2008, between the Company, Thomas Girschweiler, and Walter Villiger (included as Exhibit 10.13 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed March 31, 2009)

10.12
Promissory Note dated October 20, 2008 issued by the Company to Thomas Girschweiler (included as Exhibit 10.14 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed March 31, 2009)

10.13
Promissory Note dated October 20, 2008 issued by the Company to Walter Villiger (included as Exhibit 10.15 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed March 31, 2009)

10.14
First Amendment to the Lease, dated the November 4, 2008, between the Company and Monte Villa Farms, LLC (included as Exhibit 10.16 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed March 31, 2009)

10.15
Addendum to Employment Agreement dated December 31, 2008 between the Company and Michael Rice (included as Exhibit 10.16 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed March 29, 2013)

10.16
Second Amendment to the Secured Convertible Multi-Draw Term Loan Facility Agreement dated December 16, 2009, between the Company, Thomas Girschweiler and Walter Villiger (included as Exhibit 10.17 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed March 30, 2010)

10.17
Promissory Note dated December 16, 2009 issued by the Company to Thomas Girschweiler (included as Exhibit 10.18 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed March 30, 2010)

10.18
Promissory Note dated December 16, 2009 issued by the Company to Walter Villiger (included as Exhibit 10.19 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed March 30, 2010)

10.19
Third Amendment to the Secured Multi-Draw Term Loan Facility Agreement dated November 29, 2010, between the Company, Thomas Girschweiler and Walter Villiger (included as Exhibit 10.20 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed March 28, 2011)

10.20
Promissory Note dated November 29, 2010 issued by the Company to Thomas Girschweiler (included as Exhibit 10.21 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed March 28, 2011)

10.21
Promissory Note dated November 29, 2010 issued by the Company to Walter Villiger (included as Exhibit 10.22 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed March 28, 2011)

10.22
Warrant to purchase 1,000,000 shares of the Company’s Common Stock, at $0.07 per share, issued to Thomas Girschweiler (included as Exhibit 10.23 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed March 28, 2011)

10.23
Warrant to purchase 1,000,000 shares of the Company’s Common Stock, at $0.07 per share, issued to Walter Villiger (included as Exhibit 10.24 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed March 28, 2011)

10.24
Fourth Amendment to the Secured Multi-Draw Term Loan Facility Agreement dated August 10, 2011, between the Company, Thomas Girschweiler and Walter Villiger (included as Exhibit 10.24 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed March 29, 2012)

10.25
Promissory Note dated August 10, 2011 issued by the Company to Thomas Girschweiler (included as Exhibit 10.25 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed March 29, 2012)

10.26
Promissory Note dated August 10, 2011  issued by the Company to Walter Villiger (included as Exhibit 10.26 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed March 29, 2012)

10.27
Warrant to purchase 1,000,000 shares of the Company’s Common Stock, at $0.063 per share, issued to Thomas Girschweiler (included as Exhibit 10.27 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed March 29, 2012)

10.28
Warrant to purchase 1,000,000 shares of the Company’s Common Stock, at $0.063 per share, issued to Walter Villiger (included as Exhibit 10.28 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed March 29, 2012)

10.29
Employment Agreement dated August 17, 2011 between the Company and Daphne Taylor (included as Exhibit 10.29 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed March 29, 2012)

10.30
Second Amendment to the Lease, dated the March 2, 2012, between the Company and Monte Villa Farms, LLC (included as Exhibit 10.30 to the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012 filed May 14, 2012)

10.31
Fifth Amendment to the Secured Multi-Draw Term Loan Facility Agreement dated May 30, 2012, between the Company, Thomas Girschweiler and Walter Villiger (included as Exhibit 10.32 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed March 29, 2013)

10.32
Promissory Note dated May 30, 2012 issued by the Company to Thomas Girschweiler (included as Exhibit 10.33 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed March 29, 2013)

10.33
Promissory Note dated May 30, 2012  issued by the Company to Walter Villiger (included as Exhibit 10.34 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed March 29, 2013)

10.34
Warrant to purchase 1,000,000 shares of the Company’s Common Stock, at $0.08 per share, issued to Thomas Girschweiler (included as Exhibit 10.35 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed March 29, 2013)

10.35
Warrant to purchase 1,000,000 shares of the Company’s Common Stock, at $0.08 per share, issued to Walter Villiger (included as Exhibit 10.36 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed March 29, 2013)

10.36
Third Amendment to the Lease, dated the June 15, 2012, between the Company and Monte Villa Farms, LLC (included as Exhibit 10.37 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed March 29, 2013)

10.37
Employment Agreement dated September 1, 2012 between the Company and Aby J. Mathew (included as Exhibit 10.38 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed March 29, 2013)

10.38
Employment Agreement dated September 1, 2012 between the Company and Mark Sandifer (included as Exhibit 10.39 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed March 29, 2013)

10.39
Employment Agreement dated September 1, 2012 between the Company and Joseph Annicchiarico (included as Exhibit 10.40 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed March 29, 2013)

10.40
Fourth Amendment to the Lease, dated the November 26, 2012, between the Company and Monte Villa Farms, LLC (included as Exhibit 10.41 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed March 29, 2013)

10.41	2013 Performance Incentive Plan (included as Exhibit A to the Registrant’s restated Definitive Proxy Statement filed on May 21, 2013)
10.42	Note Conversion Agreement, dated December 16, 2013, by and among the Company and Walter Villiger (included as Exhibit 10.1 to the Current Report on Form 8-K filed on December 16, 2013)
10.43	Note Conversion Agreement, dated December 16, 2013, by and among the Company and Thomas Girschweiler (included as Exhibit 10.2 to the Current Report on Form 8-K filed on December 16, 2013)
10.44*, **	Manufacturing Services Agreement with Organ Recovery Systems, Inc., effective as of December 22, 2011
10.45 *	Securities Purchase Agreement
10.46
Assignment and Amendment of Note Conversion Agreement, dated February 11, 2014, by and among the Company, Walter Villiger and WAVI Holding AG (included as Exhibit 10.1 to the Current Report on Form 8-K filed on February 12, 2014)

10.47
Assignment and Amendment of Note Conversion Agreement, dated February 11, 2014, by and among the Company, Thomas Girschweiler and Taurus4757 GmbH (included as Exhibit 10.2 to the Current Report on Form 8-K filed on February 12, 2014)

10.48	BioLife Solutions, Inc. Form of Non-Plan Stock Option Agreement (included as Exhibit 4.4 to the Registration Statement on Form S-8 filed on June 24, 2013)
10.49 *	Form of Escrow Agreement
23.1 *	Consent of Peterson Sullivan LLP
23.2	Consent of Dorsey & Whitney LLP (contained in Exhibit 5.1 hereto)
24.1*	Power of Attorney

* Previously filed.
** Confidential treatment has been requested for portions of this exhibit.